Exhibit 99.6

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of July 13, 2017, is made by and among Oaktree Capital Management, L.P., a Delaware limited partnership (“Buyer”), and each of the stockholders set forth on Schedule I (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Fifth Street Management LLC, a Delaware limited liability company (“Seller”), and, solely for the purposes set forth therein, Fifth Street Asset Management Inc., a Delaware corporation (“FSAM”), and, solely for the purposes set forth therein, Fifth Street Holdings L.P., a Delaware limited partnership (“FSH”), are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) providing for, among other things, (a) the entry by Buyer into the New Investment Advisory Agreements and Buyer BDC Administrator into the New Administration Agreements with Fifth Street Finance Corp., a Delaware corporation, and Fifth Street Senior Floating Rate Corp., a Delaware corporation (the “Company”) and (b) (i) the sale, transfer, conveyance and assignment to Buyer of the Transferred Assets and (ii) Buyer becoming responsible for the Buyer Post-Closing Liabilities, in each case, pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, as of the date hereof, each Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and is entitled to vote and dispose of the number of shares of common stock, each par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite such Stockholder’s name on Schedule I (with respect to such Stockholder and until disposed of by such Stockholder in accordance with Section 2.02, the “Owned Stock”, together with any additional Company Securities (as defined below) of which such Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Stock”); and

WHEREAS, in connection with the execution and delivery of the Asset Purchase Agreement, as a condition of and inducement to Buyer’s willingness to enter into the Asset Purchase Agreement, Buyer and each Stockholder desire to enter into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article I

DEFINITIONS; Interpretation

Section 1.01        Definitions.

(a)               “Acceptable Person” means any investment fund managed by Ameriprise Financial, Fidelity Investments, Invesco, Legg Mason, Loomis Sayles, Neuberger Berman, Principal Financial Group, T. Rowe Price, Thornburg Investment Management or Vanguard or

any controlled Affiliate thereof.

(b)               “Company Securities” means (i) shares of Company Common Stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of Company Common Stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any Company Common Stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for Company Common Stock or other voting securities or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, swaps or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Common Stock or other voting securities of, or ownership interests in, the Company; provided, that the limited partnership interests of FSH and shares of Class A Common Stock and Class B Common Stock of FSAM shall in no event constitute Company Securities.

Section 1.02        Interpretation.

(a)               Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation and construction shall apply:

(i)             The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(ii)            When a reference is made in this Agreement to an article, section, paragraph, or schedule, such reference shall be to an article, section, paragraph, or schedule of this Agreement.

(iii)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(iv)           The words “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v)            The word “or” shall not be exclusive.

(vi)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(vii)          A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

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(viii)        A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America.

(ix)           A reference to any legislation or to any provision of any legislation shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto (including any amendment to, or modification of, such rules, regulations or statutory instruments).

(x)            A reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(xi)           The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

(xii)          All schedules are incorporated in and made a part of this Agreement as if set forth in full herein.

Article II

Covenants of Stockholders

Section 2.01        Agreement to Vote.

(a)               Each Stockholder agrees that at each meeting of the stockholders of the Company prior to Closing, including each meeting called to approve the FSC Investment Advisory Agreement pursuant to which Buyer will become the “investment adviser” (as contemplated by Section 15 of the Investment Company Act) and the election of the directors required to satisfy the BDC Governance Conditions, and each meeting of the stockholders of the Company after the Closing (each such meeting, a “Stockholders Meeting”), (i) when each such Stockholder Meeting is held, such Stockholder shall appear at such meeting or otherwise cause the Subject Stock beneficially owned by it to be counted as present thereat for the purpose of establishing a quorum, (ii) such Stockholder shall vote or cause to be voted at each such Stockholder Meeting such Subject Stock in accordance with the written instruction of Buyer (provided, that, with respect to any proposal to approve the FSFR Investment Advisory Agreement, Buyer’s written instructions in respect of the FSFR Investment Advisory Agreement shall be in favor of approval of such agreements and in respect of the election of the directors required to satisfy the BDC Governance Conditions shall be in favor of such election), (iii) such Stockholder shall vote in favor of any proposal to adjourn or postpone such meeting to a later date for lack of quorum or if there are insufficient votes to approve the FSFR Investment Advisory Agreement or any other

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recommendations of Buyer and (iv) such Stockholder shall vote against any proposal for a Person other than Buyer to become the “investment adviser” (as contemplated by Section 15 of the Investment Company Act) of the Company and against the election of any directors that Buyer has notified such Stockholder in writing are not acceptable to Buyer. For the avoidance of doubt, each Stockholder shall retain at all times following the termination of this Agreement the right to vote any Subject Stock in such Stockholder’s sole discretion, and without any other limitation, on any matters that are at any time or from time to time presented for consideration to the holders of Company Common Stock following the termination of this Agreement.

(b)               Each Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Stockholder’s obligations pursuant to this Agreement other than, in the case of FSH, as contemplated under the Sumitomo Facility upon exercise of remedies by the collateral agent or the lenders thereunder. For purposes of this Agreement, “Sumitomo Facility” shall mean, collectively, the Sumitomo Credit Agreement, the Sumitomo Security Agreement and the other collateral documents related thereto.

(c)               Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of any Subject Stock. All rights, ownership and economic benefits of and relating to the Subject Stock shall remain vested in and belong to the Stockholders.

Section 2.02        Grant of Irrevocable Proxy; Appointment of Proxy.

(a)               From and after the date hereof until the Expiration Date, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Buyer and any designee thereof, and each of them individually, as each Stockholder’s true and lawful proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Subject Stock owned by such Stockholder as of the applicable record date in accordance with clauses (ii) through (iv) of Section 2.01(a); provided that such Stockholder’s grant of the proxy contemplated by this Section 2.02 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 2.01(a) are to be considered, a duly executed irrevocable proxy card directing that the Subject Stock of such Stockholder be voted in accordance with clauses (ii) through (iv) of Section 2.01(a); provided, further, that Stockholder shall retain the authority to vote on any matter described in Section 2.01(a)(ii) to the extent Buyer does not provide written instruction with respect thereto.

(b)               Each Stockholder hereby represents that any proxies heretofore given in respect of its Subject Stock, if any, are revocable, and hereby revokes all such proxies, other than, in the case of FSH, any proxy and other remedial rights given in favor of the collateral agent for the benefit of the lenders under the Sumitomo Facility.

(c)               Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.02 is given in connection with the execution of the Asset Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder

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under this Agreement. The parties hereby further affirm that the irrevocable proxy is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable, then each Stockholder agrees, until the Expiration Date, to vote its Subject Stock in accordance with clauses (ii) through (iv) of Section 2.01(a). The parties agree that the foregoing is a voting agreement.

Section 2.03        Transfer and Other Restrictions.

(a)               Without Buyer’s prior written consent, the Stockholders shall not, directly or indirectly, (i) transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Subject Stock to any Person other than (A) with respect to any Stockholder who is an individual, to any immediate family member of such individual or any trust for the benefit of such immediate family member, in each case for bona fide estate planning purposes, or to any lineal ascendants or descendants of the individual Stockholder pursuant to the laws of descent and distribution, (B) with respect to a Stockholder who is not an individual, to any Affiliate (provided that FSH shall not Transfer any Subject Stock to an Affiliate pursuant to this clause (B) so long as such Subject Stock is pledged pursuant to the FSFR Pledge Agreement) or (C) in the case of FSH, (x) pledges of its Subject Stock in connection with the Sumitomo Facility and any exercise of remedies thereunder, including, without limitation, the foreclosure and sale of the Subject Stock (which pledges FSH shall cause to be released concurrently with Closing in accordance with the Sumitomo Payoff Letter), and (y) pledges of its Subject Stock contemplated by the Asset Purchase Agreement and the applicable Ancillary Agreements and any exercise of remedies thereunder, including, without limitation, the foreclosure and sale of the Subject Stock, provided that, in the case of clauses (A) and (B) of this Section 2.03(a)(i), the applicable transferee executes a joinder hereto that is reasonably satisfactory to Buyer in which such transferee agrees to be bound by the terms hereof as a Stockholder (any such transferee, a “Permitted Transferee”), or (ii) other than as expressly contemplated by Section 2.02, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Subject Stock (other than pursuant to the FSFR Pledge Agreement, if applicable); provided that no such Transfer to a Permitted Transferee permitted hereunder shall relieve a Stockholder from its obligations under this Agreement, other than with respect to Subject Stock Transferred in accordance with this Section 2.03(a).

(b)               Notwithstanding anything to the contrary in Section 2.03(a), subject to complying with Section 2.03(c), from and after the Closing, the Stockholders may (i) Transfer shares of Company Common Stock to any Acceptable Person after complying with Section 2.03(c)(ii) or Section 2.03(c)(iii) and (ii) collectively in any period of forty-five (45) consecutive days Transfer up to an aggregate of one percent (1.0%) of the outstanding shares of Company Common Stock (based upon the last publicly reported count of shares of Company Common Stock by the Company as of the first day of such forty-five (45) day period) (the “Share Threshold”) without the prior written consent of Buyer in accordance with applicable Law either (A) in open market transactions effected only pursuant to (x) a Rule 10b5-1 Plan, or (y) a limit order executed by a broker in compliance with Section 2.03(c)(ii), or (B) in a private transaction or transactions involving one or more Specified Persons (other than any Acceptable Person) in compliance with Section 2.03(c)(iii) (in each case, an “Authorized Transfer”). With respect to any Rule 10b5-1 Plan, subject to complying with Section 2.03(c), a Stockholder may deliver an Open Market

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Notice (as defined below) following the date of the Stockholders Meeting where the Company’s stockholders approve the FSC Investment Advisory Agreement pursuant to which Buyer will become the “investment adviser” (as contemplated by Section 15 of the Investment Company Act) and the election of the directors required to satisfy the BDC Governance Conditions so long as Transfers cannot be initiated under such Rule 10b5-1 Plan until the second (2nd) Business Day after the Closing Date. Transfers to any Acceptable Person or to Buyer or its Affiliates shall not count against the Share Threshold for any period. Any other Transfer (other than pursuant to Section 2.03(a)) shall require the prior written consent of Buyer. To the extent that the Buyer at any time approves the sale of shares of Company Common Stock by a Stockholder in any forty-five (45) day period in excess of the applicable Share Threshold, such excess shares shall not reduce the calculation of the Share Threshold for any other forty-five (45) day period, except to the extent Buyer and such Stockholder otherwise agree in writing. For purposes of this Agreement, (i) “Specified Person” shall mean with respect to any Authorized Transfer pursuant to Section 2.03(c)(iii), any Person who, as of the Business Day immediately prior to the date of such Transfer, has not filed and will not, as a result of such Transfer, be required to file, a Schedule 13D on EDGAR reporting ownership of more than five percent (5%) of the issued and outstanding shares of Company Common Stock, and (ii) “Rule 10b5-1 Plan” means a plan, contract or instructions entered into or given by a Stockholder that is intended to be of the type of plan, contract or instructions contemplated by Rule 10b5-1 under the Exchange Act. Any Subject Stock Transferred in accordance with the applicable provision of this Section 2.03(b) and Section 2.03(c) shall cease to be Subject Stock.

(c)               Open Market Offer; Right of First Refusal.

(i)             If a Stockholder proposes to make an Authorized Transfer, such Stockholder shall first make an offering of such shares of Company Common Stock to Buyer in accordance with the provisions of Section 2.03(c)(ii) or Section 2.03(c)(iii), as applicable.

(ii)            If a Stockholder proposes to Transfer Subject Stock in the open market pursuant to a Rule 10b5-1 Plan or a limit order executed by a broker:

(1)               The Stockholder shall give written notice (the “Open Market Notice”) to Buyer stating its bona fide intention to enter into a Rule 10b5-1 Plan or to instruct a broker to execute a limit order in the open market, as applicable, and specifying (A) the number of shares of Company Common Stock which the Stockholder proposes to sell pursuant to such Rule 10b5-1 Plan or limit order (the “Open Market Shares”) and (B) the lowest price per share of Company Common Stock at which such Stockholder will sell such Open Market Shares pursuant to such Rule 10b-5-1 Plan or limit order (the “Open Market Limit Price”) and provide a copy of such Rule 10b5-1 Plan or limit order to Buyer.

(2)               Upon the later of receipt of the Open Market Notice and a copy of such Rule 10b5-1 Plan or limit order, Buyer shall have one (1) Business Day (the “Open Market Offer Notice Period”) to offer to purchase some or all of the Open Market Shares by delivering a written notice (an “Open Market Offer Notice”) to the Stockholder that delivered the Open Market Notice stating the number of Open Market Shares it has

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elected to purchase at a purchase price per share equal to the Open Market Limit Price; provided that, in the case of any Open Market Offer Notice delivered pursuant to the second sentence of Section 2.03(b), Buyer shall have one (1) Business Day after the Closing Date to deliver an Open Market Offer Notice with respect to the Open Market Shares set forth in such Open Market Offer Notice. Upon the delivery of an Open Market Offer Notice pursuant to this clause (2) or clause (3) below, Buyer shall then be obligated to purchase, and the Stockholder shall then be obligated to sell, the Open Market Shares specified in such notice at a price per share equal to the Open Market Limit Price on the terms and conditions above and as contemplated by clauses (iv) and (v) of this Section 2.03(c).

(3)               If no Open Market Offer Notice is received prior to the end of the Open Market Offer Notice Period (or if an Open Market Offer Notice proposes to purchase less than all of the Open Market Shares, the remaining Open Market Shares) then the Stockholder may (A) in the case of the establishment of a Rule 10b5-1 Plan, commit to sell the applicable Open Market Shares pursuant to a Rule 10b5-1 Plan at a price per Open Market Share that is no less than the Open Market Limit Price and thereafter such Open Market Shares shall not be subject to the restrictions on Transfer set forth in this Section 2.03(c)(ii) so long as they remain subject to the Rule 10b5-1 Plan or (B) in the case of a limit order, instruct a broker or brokers to execute the order with respect to the Open Market Shares (which may be sold in the open market at a price per Open Market Share that is no less than the Open Market Limit Price without further restriction under this Section 2.03(c)(ii) during the duration of such limit order); provided that, for so long as any such Open Market Shares remain unsold during the duration of such Rule 10b5-1 Plan or limit order, Buyer shall have the right to purchase any such Open Market Shares at the higher of (x) the Open Market Limit Price and (y) the closing price of shares of Company Common Stock on Nasdaq (or any successor primary market) as of the Business Day immediately prior to the date of purchase minus $0.10 (such higher price, the “Interim Offer Price”) by delivering to such Stockholder an Open Market Offer Notice stating the number of Open Market Shares it has elected to purchase at the Interim Offer Price. If the Stockholder does not enter into a Rule 10b5-1 Plan or instruct a broker with respect to a limit order within five (5) Business Days of the date of receipt of the Open Market Notice by Buyer, then the rights and obligations provided under this Section 2.03(c) shall be deemed to be revived and the applicable Open Market Shares shall not be offered unless first reoffered to Buyer in accordance with Section 2.03(c)(ii) or Section 2.03(c)(iii), as applicable. For the avoidance of doubt, the applicable Stockholder shall not Transfer any shares of Company Common Stock pursuant to this Section 2.03(c)(ii) at a price per share that is less than the Open Market Limit Price.

(4)               If no Person has, as of the Business Day immediately prior to the date of a Transfer to be made by an order executed by a broker, filed a Schedule 13D on EDGAR reporting ownership of more than five percent (5%) of the shares of Company Common Stock, and such Transfer will be executed through a broker via voice trade (including in the case where a broker seeks to execute a block trade where the proposed transferee did not directly contact, and was not specifically contacted by, or at the direction of, a Stockholder), the Stockholder will cause the executing broker to

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confirm that the proposed transferee is not, and will not become as a result of such Transfer, a holder of more than five percent (5%) of the issued and outstanding shares of Company Common Stock. To the extent that any Person has, as of the Business Day immediately prior to the date of a Transfer to be made by an order executed by a broker, filed a Schedule 13D on EDGAR reporting ownership of more than five percent (5%) of the shares of Company Common Stock, the Stockholders shall not execute any such Transfer electronically and shall only execute such Transfer through a broker via voice trade where the broker has confirmed that the proposed transferee is not, and will not become as a result of such Transfer, a holder of more than five percent (5%) of the issued and outstanding shares of Company Common Stock.

(iii)           If a Stockholder proposes to Transfer Subject Stock in a private transaction or transactions involving one or more Specified Persons or Acceptable Persons:

(1)               Such Stockholder shall give written notice (the “Stockholder Notice”) to Buyer stating its bona fide intention to sell the shares of Company Common Stock in such a transaction and providing (A) the number of shares of Company Common Stock which the Stockholder proposes to sell (the “ROFR Shares”) and whether the Specified Person(s) or Acceptable Person(s) is (are) willing to purchase less than all of the ROFR Shares, (B) the per share purchase price in cash at which such Stockholder is prepared to Transfer such ROFR Shares to such Specified Person(s) or Acceptable Person(s) (the “Sale Price”), (C) the identity of the Specified Person(s) or Acceptable Person(s), (D) the proposed Transfer date, if known, (E) a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer and (F) all other material terms and conditions, if any, in connection with such proposed Transfer.

(2)               Upon receipt of the Stockholder Notice, Buyer shall have two (2) Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all, unless the Specified Person(s) or Acceptable Person(s) is (are) willing to purchase less than all of the ROFR Shares) of the ROFR Shares by delivering a written notice (a “ROFR Purchase Notice”) to the Stockholder that delivered the Stockholder Notice stating that it offers to purchase such ROFR Shares (or a portion of the ROFR Shares if the Specified Person(s) or Acceptable Person(s) is (are) willing to purchase less than all of the ROFR Shares) at the Sale Price and on the other terms and conditions set forth in the Stockholder Notice. Any ROFR Purchase Notice shall be binding upon delivery and irrevocable without the consent of the applicable Stockholder.

(3)               Upon the delivery of the ROFR Purchase Notice, Buyer shall then be obligated to purchase, and the Stockholder shall then be obligated to sell, the ROFR Shares specified in such notice at the Sale Price and on the other terms and conditions set forth in the Stockholder Notice and as contemplated by clauses (iv) and (v) of this Section 2.03(c).

(4)               If Buyer does not deliver a ROFR Purchase Notice in accordance with Section 2.03(c)(iii)(2), the Stockholder may, during the thirty (30) day

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period following the expiration of the ROFR Notice Period, enter into an agreement for the sale of all the ROFR Shares to any Specified Person or Acceptable Person at a price in cash not less than the Sale Price set forth in the applicable Stockholder Notice delivered by such Stockholder; provided that, if such Specified Person is not an Acceptable Person, such Specified Person shall represent and warrant to such Stockholder in such agreement that such Specified Person, as of the Business Day immediately prior to the date of such sale, has not filed and will not, as a result of such sale, be required to file, a Schedule 13D on EDGAR reporting ownership of more than five percent (5%) of the shares of Company Common Stock. If the Stockholder does not enter into an agreement for the sale of the ROFR Shares within such period or, if such agreement is not consummated within sixty (60) days of the execution thereof (which period shall be extended solely to the extent needed to obtain any required governmental approvals, provided that the Stockholder shall have used commercially reasonable efforts to obtain such approval in a timely manner), the rights and obligations provided under this Section 2.03(c) shall be deemed to be revived and such ROFR Shares shall not be offered unless first reoffered to Buyer in accordance with Section 2.03(c)(ii) or Section 2.03(c)(iii), as applicable.

(iv)          In connection with the consummation of any Transfer of Company Common Stock pursuant to this Section 2.03(c), upon Buyer’s written request, the Transferring Stockholder shall deliver to Buyer a “big boy” letter duly executed by such Stockholder in the form attached hereto as Exhibit A.

(v)           The closing of any Transfer of Company Common Stock to Buyer pursuant to this Section 2.03(c) shall be held, in the case of Section 2.03(c)(ii), no later than five (5) Business Days after the delivery of the applicable Open Market Offer Notice and, in the case of Section 2.03(c)(iii), no later than ten (10) Business Days after the delivery of the applicable Open Market Offer Notice or Stockholder Notice or at such other time as Buyer and the applicable Stockholder shall mutually agree in writing. Notwithstanding the foregoing, any obligation of Buyer and a Stockholder to participate in any Transfer of Company Common Stock pursuant to this Section 2.03(c) shall in all cases be conditioned on (A) receipt of any regulatory approvals required under applicable Law and (B) satisfaction of all other legal requirements (clauses (A) and (B), collectively, the “Conditions”), with the closing date for such Transfer of Company Common Stock not to occur until at least five (5) Business Days after receipt of any such regulatory approvals and satisfaction of such other legal requirements, unless otherwise agreed in writing by Buyer and such Stockholder. Each party agrees to use its commercially reasonable efforts to secure any regulatory approvals required under applicable Law in connection with any Transfer of Company Common Stock to Buyer hereunder. If the Conditions are not satisfied within thirty (30) days of Buyer’s delivery of an Open Market Offer Notice or a ROFR Purchase Notice, as applicable, then Buyer shall be deemed to have not delivered such notice and a Stockholder shall be permitted to Transfer Company Common Stock pursuant to the terms of Section 2.03(c)(ii)(3) or Section 2.03(c)(iii)(4), as applicable. At any closing involving the Transfer of Company Common Stock to Buyer, a Stockholder shall deliver its Company Common Stock being Transferred under this Section 2.03, duly endorsed, or accompanied by written instruments of Transfer in form reasonably satisfactory to Buyer and duly executed by

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such Stockholder. Such Company Common Stock shall be free and clear of all Encumbrances (other than Encumbrances created by applicable Law (including securities Laws) or by this Agreement), such Stockholder shall have good and valid title thereto and be the sole record owner thereof, and such Stockholder shall so represent and warrant in writing to Buyer.

(vi)          Each Stockholder shall promptly notify Buyer in writing after such Stockholder (A) has Transferred any shares of Company Common Stock to any Person or (B) becomes aware of any change to the information with respect to such Stockholder set forth in the Schedule 13D (as may be amended from time to time) to be filed with the SEC by Buyer or any of its Affiliates with respect to the shares of Company Common Stock beneficially owned by such Stockholder.

(vii)         In connection with a proposed Transfer of Company Common Stock to which this Section 2.03(c) applies, Buyer may at any time at its option assign its rights under this Section 2.03(c) to, and substitute, any Affiliate for itself to act as the purchaser or to exercise any other right of Buyer, or to satisfy any obligation of Buyer, under this Section 2.03(c), provided that no such assignment shall relieve Buyer of any of its obligations hereunder.

(viii)        Notwithstanding anything to the contrary in this Section 2.03(c), to the extent that FSH Transfers any shares of Company Common Stock pursuant to this Section 2.03(c), FSH shall (a) first, Transfer any such shares that are pledged pursuant to the FSFR Pledge Agreement and, second, once all such shares have been Transferred or FSH no longer holds any shares of Company Common Stock that are pledged pursuant to the FSFR Pledge Agreement, Transfer any shares of Company Common Stock that are not pledged pursuant to the FSFR Pledge Agreement, and (b) deposit the proceeds from the Transfer of any shares of Company Common Stock that are pledged pursuant to the FSFR Pledge Agreement in the FSFR Collateral Account in accordance with the terms of the FSFR Control Agreement.

Section 2.04        Stock Dividends, etc. If between the date of this Agreement and the Closing the issued and outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Stock” and “Subject Stock” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.05        Disclosure. Each Stockholder hereby authorizes the Company and Buyer to publish and disclose in any announcement or disclosure required by the SEC and in the proxy statement and filings with any Governmental Entity such Stockholder’s identity and ownership of the Subject Stock and the nature of such Stockholder’s obligations under this Agreement. Buyer hereby authorizes each Stockholder and the Company (as a third party beneficiary hereof) to disclose in any disclosure required by any Governmental Entity the identity of Buyer and the nature of Buyer’s obligations under this Agreement.

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Section 2.06        Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in its capacity as a holder of Subject Stock and not in any other capacity. Nothing in this Agreement shall limit, restrict or affect the rights and obligations of Leonard M. Tannenbaum in his capacity as a director or officer of FSAM or in his capacity as a trustee or fiduciary of any Stockholder, whether in connection with the Asset Purchase Agreement or otherwise; provided that nothing in the foregoing shall affect the enforceability of the obligations of the Stockholders under this Agreement.

Section 2.07        Standstill. Following the Closing, each Stockholder agrees that neither such Stockholder nor any of its controlled Affiliates will (and neither such Stockholder nor they will assist or encourage others to), directly or indirectly: (a) except as permitted pursuant to Section 2.04, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any Subsidiary thereof, or of any successor to or Person in control of the Company, any of the assets or businesses of the Company, or any Subsidiary or division thereof or of any such successor or controlling Person or any bank debt, claims or other obligations of the Company or any rights or options to acquire such ownership (including from a third party); (b) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company’s board of directors, or solicit, or participate in the “solicitation” of, any “proxies” (as such terms are used in the Exchange Act) or consents with respect to any securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, acquisition, tender or exchange offer, recapitalization, restructuring or other extraordinary transaction involving the Company, or any of its Subsidiaries or their securities or assets; (d) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; (e) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any announcement with respect to any of the foregoing; (f) disclose (whether or not publicly) any intention, plan or arrangement with respect to any of the foregoing; (g) take any action that might result in the Company being obligated to make a public announcement regarding any of the foregoing; or (h) request Buyer or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 2.07. Nothing in this Section 2.07 shall prevent a Stockholder from having non-public communications with Representatives of Buyer serving as officers of the Company regarding the Company’s performance and business strategy. Each Stockholder further agrees that it shall not, and shall cause its controlled Affiliates and its Representatives not to, make any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, that is inconsistent with any of the foregoing.

Section 2.08        Other Covenants.

(a)               Each Stockholder agrees upon receipt of written inquiry from Buyer to promptly notify Buyer in writing of the number of any additional Company Securities of which such

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Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement (collectively, “Additional Securities”); provided that, for the avoidance of doubt, any such acquisition of Additional Securities shall be in accordance with Section 2.07 and any Additional Securities shall automatically be subject to the applicable terms and conditions of this Agreement as though owned by such Stockholder on the date hereof.

(b)               From and after the Closing, Buyer agrees not to provide, or cause or procure to be provided, to any Stockholder any material non-public information regarding the Company or its Subsidiaries, except as required or requested to be provided to such Stockholder pursuant to the terms of the Asset Purchase Agreement or the Transition Services Agreement or as may be provided to such Stockholder in connection with the defense of any Action against Buyer or its Affiliates arising out of or relating to the Asset Purchase Agreement, the Transition Services Agreement or the transactions contemplated thereby. In the event Buyer does provide any material non-public information regarding the Company to a Stockholder in violation of the foregoing sentence, Buyer shall use commercially reasonable efforts to promptly make public, or cause the Company to promptly make public, such material non-public information regarding the Company that was provided to the Stockholder.

Article III

Representations and Warranties of Each Stockholder

Each Stockholder hereby represents and warrants (as respects itself), severally and not jointly, to Buyer that:

Section 3.01        Organization. To the extent such Stockholder is not an individual, such Stockholder is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization.

Section 3.02        Ownership of Owned Stock. Such Stockholder is the beneficial owner of the Owned Stock, free and clear of all Encumbrances, except for any Encumbrance created by this Agreement, those imposed by applicable securities Laws or, in the case of FSH, pledges of its Subject Stock under the Sumitomo Facility and any exercise of remedies thereunder, including, without limitation, the foreclosure and sale of such Subject Stock (which pledges FSH shall cause to be released concurrently with Closing in accordance with the Sumitomo Payoff Letter). As of the date of this Agreement, such Stockholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Company Securities other than the Owned Stock. Such Stockholder has the sole right to vote the Owned Stock, and, except as contemplated by this Agreement, none of the Owned Stock is subject to any voting trust or other agreement with respect to the voting of such Owned Stock. Other than as contemplated by the first sentence of this Section 3.02, such Stockholder has the sole right to dispose of the Owned Stock with no restrictions, subject to applicable securities Laws, on its rights of disposition of such Owned Stock. As of the date of this Agreement, except as contemplated by this Agreement and the Asset Purchase Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Stock or otherwise

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relating to the Transfer of any Owned Stock and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Stock.

Section 3.03        Authority for Agreement. To the extent such Stockholder is not an individual, such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement, and the performance by such Stockholder of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Buyer and the other Stockholders, constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.04        No Conflicts; Governmental Approvals.

(a)               The execution and delivery of this Agreement by each Stockholder do not, and the performance by each Stockholder of its obligations hereunder will not, (i) to the extent such Stockholder is not an individual, conflict with or violate any provision of the Organizational Documents of such Stockholder, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.03(a), conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Stockholder is entitled under, any Contract to which such Stockholder is a party or by which such Stockholder, or any property or asset of such Stockholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to prohibit or materially impair the ability of such Stockholder to perform its obligations hereunder.

(b)               The execution and delivery of this Agreement by each Stockholder do not, and the performance by each Stockholder of its obligations hereunder will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for consents, approvals, authorizations and waivers contemplated by Sections 4.3 and 5.3 of the Asset Purchase Agreement, to the extent applicable.

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Article IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Stockholders that:

Section 4.01        Organization. Buyer is a limited partnership, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Delaware.

Section 4.02        Authority, Execution and Delivery; Enforceability. Buyer has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to performance by Buyer of its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited against Buyer by the Enforceability Exceptions.

Section 4.03        No Conflicts; Governmental Approvals.

(a)               The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder will not, (i) conflict with or violate any provision of the Organizational Documents of Buyer, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(a), conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which Buyer, or any property or asset of Buyer, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of Buyer, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to prohibit or materially impair the ability of Buyer to perform its obligations hereunder.

(b)               The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for consents, approvals, authorizations and

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waivers contemplated by Sections 4.3 and 5.3 of the Asset Purchase Agreement, to the extent applicable.

Article V

TERMINATION, AMENDMENT AND WAIVER

Section 5.01        Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the date that is six (6) months following the termination of the Asset Purchase Agreement pursuant to (i) Section 9.1(a)(iv)(B) thereof (as a result of a material breach of Section 6.2(c) or Section 6.2(d) thereof) or (ii) Section 9.1(a)(iii) thereof or Section 9.1(a)(v) thereof at a time when the condition to Closing in Section 7.1(c) thereof was not satisfied, (b) the date of termination of the Asset Purchase Agreement pursuant to any provision of Section 9.1 thereof other than as specified in clause (a) above, (c) from and after the Closing, the date on which neither Oaktree Capital Management, L.P. nor any of its Affiliates serves as an investment adviser to the Company, (d) with respect to any Stockholder, the date on which such Stockholder ceases to own any Subject Stock and (e) with respect to any Stockholder, the mutual written agreement of such Stockholder and Buyer (such earliest date, the “Expiration Date”); provided that any claims for breaches of this Agreement that occur prior to the Expiration Date shall survive any termination or expiration of this Agreement until such claims have been finally determined by a court of competent jurisdiction.

Section 5.02        Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer or the applicable Stockholders, except that the provisions of this Section 5.02 and Article VI to the extent applicable hereto shall survive termination.

Section 5.03        Amendment; Waiver. Subject to Section 5.01(e), this Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article VI

General Provisions

Section 6.01        Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided receipt is confirmed by telephone), on the date sent, (c) if delivered by an express courier, on the second (2nd) Business Day after mailing and (d) if transmitted by email, on the date sent, in each case, to the parties at the following addresses (or at such other address for a party as is specified to the other parties hereto by like notice):

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if to Buyer, to:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th floor

Los Angeles, CA 90071
Fax: (213) 830-6293
Attention (email): Matt Pendo (mpendo@oaktreecapital.com)

with a copy to (which shall not constitute notice hereunder and may be transmitted by email):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attention (email): Gary I. Horowitz (ghorowitz@stblaw.com)

and

Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, DC 20001
Fax: (202) 636-5502

Attention (email): Rajib Chanda (rajib.chanda@stblaw.com)

if to a Stockholder, to:

The address and facsimile set forth opposite such Stockholder’s name on Schedule I.

Section 6.02        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

Section 6.03        Assignment; Binding Effect; Severability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by any of the parties hereto, in whole or in part, without the prior written consent of the other parties, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any of its Affiliates, provided that no such assignment shall relieve Buyer of any of its obligations hereunder. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

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Section 6.04        Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 6.04, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 6.04 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.04 before exercising any other right under this Agreement.

Section 6.05        Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 6.06        Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.01 or in any other manner permitted by applicable Law. Service of any process, summons, notice or document by

17

registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Section 6.07        Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 6.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.08        Third Party Beneficiaries. Except as otherwise expressly provided herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.09        Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

OAKTREE CAPITAL MANAGEMENT, L.P.

By: /s/ Martin Boskovich

Name: Martin Boskovich
Title:   Managing Director

By: /s/ Mary Gallegly

Name: Mary Gallegly
Title:   Vice President, Legal

[Signature Page to the FSFR Shares Voting Agreement]

LEONARD M. TANNENBAUM

By: /s/ Leonard M. Tannenbaum

Name: Leonard M.Tannenbaum
Title:

LEONARD M. TANNENBAUM FOUNDATION

By: /s/ Leonard M. Tannenbaum

Name: Leonard M. Tannenbaum
Title:

TANNENBAUM FAMILY 2012 TRUST

By: /s/ Leonard M. Tannenbaum

Name: Leonard M. Tannenbaum
Title:

Fifth Street Holdings L.P.

By: /s/ Leonard M. Tannenbaum

Name: Leonard M. Tannenbaum
Title:   Chief Executive Officer

[Signature Page to the FSFR Shares Voting Agreement]

SCHEDULE I

Owned Stock

Stockholder	Number of Company Common Stock	Address
Leonard M. Tannenbaum	5,098,783.622	309 23rd Street Suite 200A Miami Beach, FL 33139 Fax: 203-681-3879 Tel: 786-864-2951

Leonard M. Tannenbaum Foundation	95,634	309 23rd Street Suite 200A Miami Beach, FL 33139 Fax: 203-681-3879 Tel: 786-864-2951

Tannenbaum Family 2012 Trust	139,367	309 23rd Street Suite 200A Miami Beach, FL 33139 Fax: 203-681-3879 Tel: 786-864-2951

Fifth Street Holdings L.P.	2,677,519	777 West Putnam Avenue, 3rd Floor Greenwich, CT 06830 Fax: 203-681-3879 Tel: 203-681-3879

* Leonard M. Tannenbaum is deemed to beneficially own all Company Common Stock reported in this Schedule I.

EXHIBIT A

Form of Big Boy Letter

Form of Big Boy Letter

[_____], 20[__]

[Stockholder]
[Address]

Attention: [_____]

[Buyer]

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th floor

Los Angeles, CA 90071

Attention: General Counsel

Ladies and Gentleman:

Reference is made to the Voting Agreement, dated as of July 13, 2017 (the “Voting Agreement”), by and among [_____]1 (“Buyer”), [_____] (“Stockholder”) and the other stockholders party thereto (as amended, restated, supplemented or otherwise modified from time to time). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Voting Agreement. In connection with the purchase by Buyer of the shares of Company Common Stock set forth on Schedule I hereto (the “Transferred Shares”) from Stockholder pursuant to the Voting Agreement, Stockholder hereby represents and warrants to Buyer on the date hereof as follows:

1.                  Stockholder (a) acknowledges that Buyer (and/or one or more its Affiliates) serves as investment adviser to Fifth Street Finance Corp. (the “Company”) and that one or more employees, representatives or designees of Buyer serves as a member of the board of directors of the Company and as a result currently has, or may have access to, material non-public information concerning the Company that may not be known to Stockholder and that may be material to a decision to sell the Transferred Shares at the purchase price established pursuant to the Voting Agreement (“Stockholder Excluded Information”) and (b) acknowledges and agrees that (i) Stockholder has determined to sell the Transferred Shares notwithstanding its lack of knowledge of the Stockholder Excluded Information and (ii) Buyer shall have no liability to Stockholder, Stockholder’s directors, officers, employees, partners, members, stockholders, controlling persons, agents or other representatives. Stockholder expressly waives and releases any claims that it might have against Buyer, whether under applicable Law or otherwise, with respect to the nondisclosure of the Stockholder Excluded Information in connection with the sale of the Transferred Shares. Stockholder Excluded Information may include information relating to the Company’s financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, proposals, prospects, plans, contract performance, potential contracts and bids. The Stockholder acknowledges that, in connection with the purchase by Buyer of the Transferred Shares from Stockholder pursuant to the Voting Agreement, (x) it has not relied in any way upon any statement or omission of Buyer, (y) Buyer has no obligation to

1 Insert name of affiliate of Oaktree Capital Management, L.P. that is purchasing the Transferred Shares.

A-1

disclose any Stockholder Excluded Information, and (z) Buyer has no fiduciary duty of any kind to Stockholder.

2.                  Stockholder acknowledges that it (a) is a sophisticated seller with respect to the sale of the Transferred Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the sale of the Transferred Shares, (b) has adequate information concerning the business, financial condition and results of operation of the Company to make an informed decision regarding the sale of the Transferred Shares and (c) has independently and without reliance upon Buyer, and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into the sale transaction referenced herein. Stockholder acknowledges that Buyer has not given Stockholder any investment advice, information or opinion on whether the sale of the Transferred Shares is prudent.

3.                  Stockholder acknowledges that the Buyer is relying on this letter in engaging in the purchase of the Transferred Shares from Stockholder and would not engage in such purchase in the absence of this letter and the acknowledgements and agreements contained herein. Nothing contained herein shall limit any of Buyer’s or Stockholder’s rights or obligations under any trade confirmation or assignment agreement to be entered into between Buyer and Stockholder with respect to the purchase of the Transferred Shares.

4.                  This letter may not be amended, altered or modified except by a written instrument executed by each of the parties hereto. If any term, provision, covenant or restriction of this letter is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Whenever the words “include,” “includes” or “including” are used in this letter they shall be deemed to be followed by the words “without limitation.”

5.                  This letter, and all claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to the terms of this letter or the negotiation, execution or performance of this letter shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any action, claim, dispute, litigation or other proceeding (“Action”) arising out of or relating to this letter, including the negotiation, execution or performance of this letter, and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this letter or the negotiation,

A-2

execution or performance of this letter in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR BE RELATED TO THE TERMS OF THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS LETTER OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS LETTER.

6.                  This letter may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

Very truly yours,

[STOCKHOLDER]

_______________________________

Accepted, confirmed and agreed to as of

the date first above written:

[buyer]

By:_________________________________

Name:

Title:

By:_________________________________

Name:

Title:

A-3

Schedule I

Transferred Shares

[_____]

A-4